Exhibit 99.1

SWK Holdings Provides Portfolio Update Highlighting Recent Achievements

Fourth Quarter 2021 Financial Results to be Announced in March

Dallas, TX, February 9, 2022– SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided an update on the progress and achievements of its portfolio and partner companies during the second half of 2021 and recent weeks.

“We are encouraged by the latest additions to our royalty and debt portfolio as well as the progress reported by our partner companies,” stated Winston Black, Chairman and CEO of SWK. “2022 is shaping up to be an exciting year for SWK and we are targeting to return our new deal origination to historical levels during the coming year. The recent financings to MolecuLight and Biotricity demonstrate SWK remains a partner of choice for emerging life science companies. We also believe the recent market volatility may create additional opportunities to partner with innovative companies that value the non-dilutive nature of our financial structures.”

SWK Holdings provides funding that supports growth opportunities for small and mid-sized life sciences companies through the creation of unique financing structures. These deals include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases, and typically range in size from $5.0 million to $20.0 million, a market segment often ignored by other structured finance companies.

Mr. Black continued, “We are also gratified with the progress at our subsidiary, Enteris BioPharma. Having completed the expansion of the company’s manufacturing facility in Boonton, NJ, CEO Rajiv Khosla and his team announced in May 2021 the launch of its CDMO business segment and continue to pursue business development opportunities for the Peptelligence® and ProPerma® technologies. The partnership with Cara Therapeutics is progressing as illustrated by the recently announced $5.0 million milestone payment from Cara for the ongoing development of Oral KORSUVA™, which utilizes Enteris’ Peptelligence technology. Oral KORSUVA is now the subject of four separate clinical programs, including an anticipated Phase 3 trial for the treatment of pruritus in patients with stage III-IV chronic kidney disease. We anticipate additional milestone payments over the next several quarters, subject to the achievement of development milestones.”

Enteris BioPharma, Inc.

In August 2019, SWK acquired Enteris BioPharma, a biotechnology company developing innovative oral formulations of hard-to-dose peptide- and small molecule-based therapies built around its proprietary drug delivery technologies, Peptelligence and ProPerma.

•	Enteris’ work with Cara Therapeutics on its first-in-class KOR agonist, CR845, commonly known as Oral KORSUVA continued to progress.

o	December 2021, Enteris received a $5.0 million payment, of which Enteris was entitled to keep $3.0 million pursuant to the terms of SWK Holdings’ acquisition of Enteris. It was the second milestone payment announced in 2021, following a $10.0 million payment in June.

o	Since license inception, Enteris has received $28.0 million of payments from Cara. Of the $20.0 million of payments received subsequent to SWK’s acquisition of Enteris in 2019, $9.9 million was retained by Enteris.

•	Cara has publicly guided towards initiating a Phase 3 program in the first quarter of 2022 investigating Oral KORSUVA as a treatment for pruritis in patients with atopic dermatitis (AD), as well as initiating a registration program in the first quarter of 2022 consisting of two pivotal Phase 3 clinical trials investigating Oral KORSUVA for the treatment of non-dialysis dependent chronic kidney disease (CKD).

•	Additionally, Cara stated that it expects to report top-line data from an ongoing Phase 2 clinical trial evaluating Oral KORSUVA as a treatment for pruritis in patients with hepatic impairment due to primary biliary cholangitis (PBC).

Transactions Completed During Fourth Quarter of 2021

Moleculight, Inc.

In January 2022, SWK provided $10.0 million in senior secured debt to MolecuLight, Inc., a privately-owned medical imaging company that has developed and is commercializing a proprietary fluorescent imaging platform technology for real-time detection of wounds containing elevated bacterial loads. MolecuLight plans to use the funding to support its global commercial expansion.

Biotricity Inc.

On December 22, 2021, SWK closed a $12.0 million senior secured debt financing with Biotricity Inc. (NASDAQ:BTCY), a medical technology company developing innovative, remote biometric monitoring solutions. Biotricity intends to use the funding to repay existing debt and support the growth of the company’s remote patient monitoring solutions.

SWK Holdings Portfolio Updates

4Web, Inc.

4Web is a privately held medical device company, based in Frisco, TX, which utilizes a proprietary truss implant technology to develop and market spinal implants. In June 2019, 4Web entered a $20.0 million structured credit agreement with SWK Holdings which was amended in May 2021 with SWK advancing an additional $2.25 million to support the company’s ongoing growth. That same month, 4Web launched its FDA-approved lumbar spine plating solution onto the U.S. market.

•	In August 2021, 4Web announced it had exceeded growth projections for the second quarter ended June 30, 2021, driven by new product launches, expansion of distribution partners, and converting new surgeon users. Revenue generated during the quarter rose 95% compared to the same period in 2020 and 20% compared to the previous quarter.

Acerus Pharmaceuticals

Acerus Pharmaceuticals is a Canadian specialty pharmaceutical company with a flagship commercial product Natesto® for the treatment of men with low levels of endogenous testosterone. Acerus entered an $11.0 million structured credit agreement with SWK Holdings in October 2018. A series of transactions with First Generation Capital Inc. completed in 2020 provided additional capital for Acerus to realize its U.S. growth strategy. In conjunction with these transactions, SWK amended the Acerus credit facility to reset covenants to better reflect the current nature of Acerus’ business.

•	In December 2021, SWK consented for a second time to amend its loan agreement with Acerus. At the same time, Acerus increased its subordinate loan facility with First Generation Capital Inc. from $15.0 million to $25.0 million.

Biolase, Inc.

Biolase, Inc. is a global leader in dental lasers. In November 2018, Biolase entered a $15.0 million structured credit arrangement with SWK Holdings.

•	In January 2022, Biolase said it expects to report revenue for the fourth quarter ended December 31, 2021, totaling $12.2 million to $12.5 million, a 44% to 47% increase over the same period in 2020, and a 20% to 23% increase over the pre-pandemic revenues generated during the fourth quarter of 2019.

Eton Pharmaceutical

Eton Pharmaceutical is a specialty pharmaceutical company focused on developing innovative products utilizing the FDA’s 505(b)(2) regulatory pathway. In November 2019, Eton entered a $10.0 million structured credit agreement with SWK, which was amended in August 2020 to increase the facility size to $15.0 million.

•	In November 2021, Eton Pharmaceuticals and Azurity Pharmaceuticals announced the FDA approval of EPRONTIA™, the first oral liquid formulation of the seizure medication topiramate to be approved for use in the U.S. Eton will receive a $5.0 million milestone payment upon EPRONTIA’s commercial launch, a royalty on net sales, and potential commercial milestones.

•	In December 2021, Eton and ANI Pharmaceuticals announced the commercial launch of Carglumic Acid Tablets, the first and only FDA-approved generic version of Carbaglu® indicated to treat hyperammonemia. Eton acquired marketing rights to the tablets in October 2021, shortly after they received FDA approval.

Keystone Dental, Inc.

Keystone Dental, Inc. is believed to be the largest independently operated dental implant company in North America. In May 2016, the company entered a $20.0 million structured credit agreement with SWK Holdings. In 2019, Keystone Dental agreed to merge via a stock-for-stock transaction with Paltop Advanced Dental Solutions, creating a global dental implant player estimated to have nearly $50.0 million in combined annual revenue.

•	On September 1, 2021, Keystone announced the closing of a $25.0 million financing round led by Nantahala, with participation from Accelmed, and Accelmed’s anchor investor, Migdal Insurance.

•	Concurrently, Keystone also announced the acquisition of Osteon Medical, a commercial-stage dental implant company, which was funded by the financing round.

Misonix

In September 2019, Misonix, a minimally invasive therapeutic ultrasonic medical devices provider, acquired Solsys Medical, LLC, a privately held regenerative medicine company. Misonix assumed Solsys’ credit facility with SWK Holdings. Following the acquisition, SWK upsized its credit facility with Misonix to $30.0 million to support the company’s growth objectives.

•	On October 29, 2021, Bioventus Inc. (Nasdaq: BVS) announced the completion of its acquisition of Misonix. The cash-and-stock transaction, formally announced in July of 2021, valued Misonix at approximately $518.0 million on a fully diluted basis. The SWK loan was paid off in conjunction with Misonix’s sale.

Sincerus

As a 503B compounding pharmacy, Sincerus provides customized prescription medicines to dermatologists for private labeling and dispensing at the point of care. During the first half of 2021 Sincerus closed a $9.0 million financing with SWK. Subsequently, Sincerus accessed an additional $750,000 to support its continued growth, and achieved a sales milestone that allowed the company to access a final $1.9 million tranche.

•	In September 2021, Sincerus Pharmaceuticals announced plans for multi-million-dollar capital investment in a new, state-of-the-art, 40,000-square-foot facility that will house a complete FDA-regulated 503B outsourcing facility for pharmaceutical manufacturing and research and development.

Trio Healthcare

Founded in 2006, Trio Healthcare Ltd. is a UK-based company that develops and manufactures ostomy products. SWK first funded Trio in October 2020.

•	In July 2021, Trio secured a second round of funding from SWK totaling $10.0 million to support the company’s international expansion and the global roll-out of its stoma bag, Genii™.

•	Following its latest financing from SWK, Trio significantly increased investment into its R&D teams, doubling headcount, while also expanding its Skipton manufacturing facilities.

•	In September 2021, Trio opened an office in Princeton, NJ marking the first time the company will have a direct sales presence in the U.S. ostomy market, currently valued at $1.5 billion and home to more than 725,000 people living with a stoma.

Veru Inc.

Veru Inc. is a biopharmaceutical company focused on medicines for the management of breast and prostate cancer. Through Veru’s Female Health Company division, the company also markets the FC2 “female condom.” In 2018, Veru completed a $10.0 million “synthetic royalty financing” on FC2 sales with SWK.

•	In December 2021, Veru announced a 71% year-over-year increase in FC2 prescription net revenues for the 2021 fiscal year ended Sept. 30, 2021. Full-year revenue totaled $46.5 million compared to $27.1 million during the previous fiscal year.

About SWK Holdings:

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris BioPharma, whose Peptelligence® and ProPerma® drug delivery technologies create oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its specialty finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Jason Rando (Media)

Tiberend Strategic Advisors, Inc.

+1.212.375.2665

jrando@tiberend.com

Lisa Sher (Investors)

+1.970.987.2654

lsher@tiberend.com